Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 6, 2018	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

DULUTH, GA – February 6 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.5 billion for the fourth quarter of 2017, an increase of approximately 20.7% compared to net sales of approximately $2.1 billion for the fourth quarter of 2016. Reported net income was $0.55 per share and adjusted net income, which excludes restructuring expenses and a tax charge related to U.S. tax reform, was $1.10 per share for the fourth quarter of 2017. These results compare to reported net income of $0.77 per share and adjusted net income, which excludes restructuring expenses, of $0.84 per share for the fourth quarter of 2016. Excluding favorable currency translation impacts of approximately 5.9%, net sales in the fourth quarter of 2017 increased approximately 14.8% compared to the fourth quarter of 2016.

Net sales for the full year of 2017 were approximately $8.3 billion, an increase of approximately 12.1% compared to 2016. Excluding the favorable impact of currency translation of approximately 1.6%, net sales for the full year of 2017 increased approximately 10.5% compared to 2016. For the full year of 2017, reported net income was $2.32 per share and adjusted net income, which excludes restructuring expenses, a non-cash expense related to waived stock compensation and a tax charge related to U.S. tax reform, was $3.02 per share. These results compare to reported net income of $1.96 per share and adjusted net income, which excludes restructuring expenses and a non-cash deferred income tax adjustment, of $2.47 per share for the full year of 2016.

Highlights

•	Reported fourth quarter regional sales results(1): Europe/Middle East (“EME”) +25.9%, North America +18.9%, South America +2.5%, Asia/Pacific/Africa (“APA”) +23.0%

•	Constant currency fourth quarter regional sales results(1)(2)(3): EME +16.6%, North America +17.4%, South America +3.2%, APA +16.8%

•	Generated $578 million in cash flow from operations and $374 million in free cash flow(3) in 2017

•	Quarterly dividend increased to $0.15 per share effective first quarter 2018

•	Full-year earnings forecast for 2018 remains at approximately $3.50 per share

(1) As compared to fourth quarter 2016
(2)Excludes currency translation impact.
(3)See reconciliation of Non-GAAP measures in appendix.

“Stabilizing market demand and solid operational execution allowed AGCO to meet its financial targets for 2017 and deliver improved results compared to 2016,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer.  “Over the past few years, we worked diligently on cost reduction strategies targeted at purchasing actions, factory productivity as well as new product development, which now positions us well to seek new opportunities for growth.  Looking forward to 2018, we are forecasting further earnings improvement as industry conditions trend positively from the lower end of the agricultural equipment cycle in key markets.  In addition to cost management, we will continue to make long-term investments to raise the efficiency of our factories, improve our service levels and strengthen our product offerings.”

Market Update

Industry Unit Retail Sales

Year ended December 31, 2017	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	Flat	10%
South America	13%	13%
Western Europe(2)	4%	(6)%

(1)Excludes compact tractors.
(2)Based on Company estimates.

“The 2017 global harvest is the fourth consecutive year of near record production,” continued Mr. Richenhagen. “With these robust harvests, crop production has outpaced demand, thereby keeping crop prices and farm income at relatively low levels. Global industry farm equipment demand started to recover following three years of strong declines. In North America, the farm equipment fleet has begun to age, and industry retail sales were mixed throughout 2017. Tractor and combine demand was higher compared to last year, while sales in other row crop equipment remained weak. Overall, we project industry tractor sales to be relatively flat in 2018 compared to 2017, with some modest improvements in combines and hay equipment. Industry retail sales in Western Europe improved in 2017, but remained below historic levels. Growth was strongest in Germany, Italy and the United Kingdom. Recovery in the dairy sector provided support to retail sales and helped improve overall confidence in the region. While farm income remains under pressure due to low commodity prices, 2018 farm income is expected to improve modestly driven primarily by better dairy economics and higher 2017 wheat production. Based on these assumptions, we expect farmer sentiment to remain positive and 2018 demand to be relatively flat compared to 2017 levels. Industry retail sales in South America increased during 2017 as demand in Brazil grew strongly from depressed first-half levels experienced last year. Industry sales in Brazil slowed in the second half of 2017, however, as ongoing macroeconomic weakness continued to hurt farmer confidence. Industry demand in Argentina remained robust as more supportive government policies continued to stimulate growth. Our South American industry forecast for 2018 assumes industry sales are flat to modestly up compared to 2017. Our long-term global view remains positive. Increasing demand for commodities, driven by the growing world population, rising emerging market protein consumption and biofuel use, are expected to support elevated farm income and healthy conditions in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2017	2016	% change from 2016	% change from 2016 due to currency translation(1)	% change from 2016 due to acquisitions(1)
North America	$531.8	$447.4	18.9%	1.5%	4.3%
South America	315.9	308.1	2.5%	(0.7)%	0.5%
EME	1,434.6	1,139.3	25.9%	9.4%	1.5%
APA	245.1	199.2	23.0%	6.2%	4.6%
Total	$2,527.4	$2,094.0	20.7%	5.9%	2.2%

Year Ended December 31,	2017	2016	% change from 2016	% change from 2016 due to currency translation(1)	% change from 2016 due to acquisitions(1)
North America	$1,876.7	$1,807.7	3.8%	0.3%	2.1%
South America	1,063.5	917.5	15.9%	4.5%	0.4%
EME	4,614.3	4,089.7	12.8%	1.4%	2.7%
APA	752.0	595.6	26.3%	2.3%	4.0%
Total	$8,306.5	$7,410.5	12.1%	1.6%	2.4%
(1) See Footnotes for additional disclosures
(2) Effective January 1, 2017, AGCO realigned its regional structure as reflected in the table above. A schedule showing restated segment results for 2016 is available on AGCO’s website at www.agcocorp.com on the “Company/Investors” page.

North America

North American net sales increased approximately 3.6% in the full year of 2017 compared to 2016, excluding the positive impact of currency translation. Acquisitions benefited sales by approximately 2% in 2017. Mixed industry demand and dealer inventory reduction efforts pressured sales volumes. Sales growth in tractors, driven by new product introductions, were mostly offset by sales declines in hay tools, sprayers and grain storage equipment. Income from operations increased approximately $25.6 million for the full year of 2017 compared to 2016 due to the benefit of higher sales and margin improvement.

South America

Net sales in the South American region improved approximately 11.4%, excluding favorable currency translation impacts, in the full year of 2017 compared to 2016. The improvement was primarily driven by significantly higher sales in Argentina and modest growth in Brazil. Income from operations decreased approximately $5.4 million for the full year of 2017 compared to 2016 due to the negative impact of material cost inflation and higher costs related to the localization of emissions compliant products.

Europe/Middle East

AGCO’s EME net sales increased approximately 11.4% in the full year of 2017 compared to 2016, excluding favorable currency translation. Acquisitions benefited sales by approximately 3% during 2017 compared to the full year of 2016. Most of the sales growth was achieved in the key markets of the United Kingdom, Germany and Italy. Income from operations increased approximately $90.6 million for the full year of 2017 compared to 2016 due to higher sales and improved margins resulting from new product introductions and increased production.

Asia/Pacific/Africa

Net sales in AGCO’s Asia/Pacific/Africa region, excluding the positive impact of currency translation, increased approximately 23.9% in the full year of 2017 compared to the same period in 2016. Sales growth was driven primarily by China and Australia. Acquisitions benefited sales by approximately 4% during the full year of 2017 compared to the same period last year. Income from operations improved approximately $29.1 million in 2017 compared to the full year of 2016 due to higher sales and production levels.

U.S. Tax Reform

The income tax provision during the fourth quarter of 2017 includes a one-time charge of approximately $42.0 million resulting from the enactment of U.S. tax reform legislation on December 22, 2017.  The charge includes an estimate of approximately $14.3 million related to the transition tax associated with the mandatory deemed repatriation of foreign earnings.

Outlook

Relatively stable industry demand is anticipated across all regions in 2018. AGCO’s net sales for 2018 are expected to reach approximately $9.1 billion reflecting improved sales volumes, positive pricing as well as acquisition and foreign currency translation impacts. Gross and operating margins are expected to improve from 2017 levels, reflecting the positive impact of pricing and cost reduction efforts partially offset by increased engineering expenses. Based on these assumptions, 2018 earnings per share is targeted to be approximately $3.50.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 6, 2018. The Company will refer to slides on its conference call. The conference call and slide presentation can be accessed on AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, world population, biofuel use and protein consumption, currency translation, farm income levels, margin levels, industry inventory levels, investments in product and technology development, cost reduction initiatives, production volumes, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 40% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of over 3,000 independent dealers and distributors in approximately 150 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2017, AGCO had net sales of $8.3 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$367.7	$429.7
Accounts and notes receivable, net	1,019.4	890.4
Inventories, net	1,872.9	1,514.8
Other current assets	367.7	330.8
Total current assets	3,627.7	3,165.7
Property, plant and equipment, net	1,485.3	1,361.3
Investment in affiliates	409.0	414.9
Deferred tax assets	112.2	99.7
Other assets	147.1	143.1
Intangible assets, net	649.0	607.3
Goodwill	1,541.4	1,376.4
Total assets	$7,971.7	$7,168.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$95.4	$85.4
Accounts payable	917.5	722.6
Accrued expenses	1,407.9	1,160.8
Other current liabilities	229.8	176.1
Total current liabilities	2,650.6	2,144.9
Long-term debt, less current portion and debt issuance costs	1,618.1	1,610.0
Pensions and postretirement health care benefits	247.3	270.0
Deferred tax liabilities	130.5	112.4
Other noncurrent liabilities	229.9	193.9
Total liabilities	4,876.4	4,331.2

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	136.6	103.3
Retained earnings	4,253.8	4,113.6
Accumulated other comprehensive loss	(1,361.6)	(1,441.6)
Total AGCO Corporation stockholders’ equity	3,029.6	2,776.1
Noncontrolling interests	65.7	61.1
Total stockholders’ equity	3,095.3	2,837.2
Total liabilities and stockholders’ equity	$7,971.7	$7,168.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2017	2016
Net sales	$2,527.4	$2,094.0
Cost of goods sold	1,996.4	1,673.7
Gross profit	531.0	420.3
Selling, general and administrative expenses	277.1	224.8
Engineering expenses	93.4	81.8
Restructuring expenses	2.7	6.4
Amortization of intangibles	15.5	15.9
Income from operations	142.3	91.4
Interest expense, net	11.5	17.6
Other expense, net	25.3	4.3
Income before income taxes and equity in net earnings of affiliates	105.5	69.5
Income tax provision	68.7	18.3
Income before equity in net earnings of affiliates	36.8	51.2
Equity in net earnings of affiliates	8.3	10.0
Net income	45.1	61.2
Net (income) loss attributable to noncontrolling interests	(0.8)	0.8
Net income attributable to AGCO Corporation and subsidiaries	$44.3	$62.0
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.56	$0.78
Diluted	$0.55	$0.77
Cash dividends declared and paid per common share	$0.14	$0.13
Weighted average number of common and common equivalent shares outstanding:
Basic	79.6	79.9
Diluted	80.5	80.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2017	2016
Net sales	$8,306.5	$7,410.5
Cost of goods sold	6,541.2	5,895.0
Gross profit	1,765.3	1,515.5
Selling, general and administrative expenses	970.7	867.9
Engineering expenses	323.1	296.1
Restructuring expenses	11.2	11.9
Amortization of intangibles	57.0	51.2
Income from operations	403.3	288.4
Interest expense, net	45.1	52.1
Other expense, net	74.4	31.4
Income before income taxes and equity in net earnings of affiliates	283.8	204.9
Income tax provision	133.6	92.2
Income before equity in net earnings of affiliates	150.2	112.7
Equity in net earnings of affiliates	39.1	47.5
Net income	189.3	160.2
Net income attributable to noncontrolling interests	(2.9)	(0.1)
Net income attributable to AGCO Corporation and subsidiaries	$186.4	$160.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.34	$1.97
Diluted	$2.32	$1.96
Cash dividends declared and paid per common share	$0.56	$0.52
Weighted average number of common and common equivalent shares outstanding:
Basic	79.5	81.4
Diluted	80.2	81.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2017	2016

Cash flows from operating activities:
Net income	$189.3	$160.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	222.8	223.4
Deferred debt issuance cost amortization	0.7	1.0
Amortization of intangibles	57.0	51.2
Stock compensation expense	38.2	18.1
Proceeds from termination of hedging instrument	—	7.3
Equity in net earnings of affiliates, net of cash received	41.2	(1.4)
Deferred income tax (benefit) provision	(14.1)	2.1
Other	2.3	1.3
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(34.7)	(4.5)
Inventories, net	(196.0)	(33.1)
Other current and noncurrent assets	(36.6)	(98.7)
Accounts payable	123.5	62.8
Accrued expenses	149.0	47.0
Other current and noncurrent liabilities	35.0	(67.2)
Total adjustments	388.3	209.3
Net cash provided by operating activities	577.6	369.5
Cash flows from investing activities:
Purchases of property, plant and equipment	(203.9)	(201.0)
Proceeds from sale of property, plant and equipment	4.1	2.4
Purchase of businesses, net of cash acquired	(293.1)	(383.8)
Investment in consolidated affiliates, net of cash acquired	—	(11.8)
Investments in unconsolidated affiliates	(0.8)	(4.5)
Restricted cash and other	—	0.4
Net cash used in investing activities	(493.7)	(598.3)
Cash flows from financing activities:
(Payments) proceeds from debt obligations, net	(125.8)	495.5
Purchases and retirement of common stock	—	(212.5)
Payment of dividends to stockholders	(44.5)	(42.5)
Payment of minimum tax withholdings on stock compensation	(6.9)	(2.0)
Payment of debt issuance costs	—	(2.5)
Investments by noncontrolling interest	0.5	0.4
Net cash (used in) provided by financing activities	(176.7)	236.4
Effects of exchange rate changes on cash and cash equivalents	30.8	(4.6)
(Decrease) increase in cash and cash equivalents	(62.0)	3.0
Cash and cash equivalents, beginning of year	429.7	426.7
Cash and cash equivalents, end of year	$367.7	$429.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.	STOCK COMPENSATION EXPENSE (CREDIT)
The Company recorded stock compensation expense (credit) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Cost of goods sold	$0.4	$(0.1)	$2.8	$1.5
Selling, general and administrative expenses	6.5	(1.1)	35.6	16.9
Total stock compensation expense (credit)	$6.9	$(1.2)	$38.4	$18.4
The Company recorded approximately $4.8 million of accelerated stock compensation expense during the three months ended March 31, 2017 associated with a waived stock award declined by the Company’s Chief Executive Officer.

2.	RESTRUCTURING EXPENSES

From 2014 through 2017, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, China and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 2,750 employees in 2014, 2015 and 2016. The Company had approximately $15.3 million of severance and related costs accrued as of December 31, 2016. During the year ended December 31, 2017, the Company recorded an additional $11.2 million of severance and related costs associated with further rationalizations associated with the termination of approximately 620 employees, and paid approximately $16.8 million of severance and related costs. The remaining $10.9 million of accrued severance and other related costs as of December 31, 2017, inclusive of approximately $1.4 million of positive foreign currency translation impacts, are expected to be paid primarily during 2018.

3.    INDEBTEDNESS

Indebtedness at December 31, 2017 and 2016 consisted of the following:

	December 31, 2017	December 31, 2016
1.056% Senior term loan due 2020	$239.8	$211.0
Credit facility, expires 2020	471.2	329.2
Senior term loans due 2021	119.9	316.5
5 7/8% Senior notes due 2021	305.3	306.6
Senior term loans due between 2019 and 2026	449.7	395.6
Other long-term debt	131.6	141.6
Debt issuance costs	(4.0)	(5.1)
	1,713.5	1,695.4
Less: Current portion of other long-term debt	(95.4)	(85.4)
Total indebtedness, less current portion	$1,618.1	$1,610.0

4.    INVENTORIES

Inventories at December 31, 2017 and 2016 were as follows:

	December 31, 2017	December 31, 2016
Finished goods	$684.1	$589.3
Repair and replacement parts	605.9	532.5
Work in process	178.7	113.8
Raw materials	404.2	279.2
Inventories, net	$1,872.9	$1,514.8

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2017 and 2016, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of December 31, 2017 and 2016, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.3 billion and $1.1 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Consolidated Statements of Operations, were approximately $11.7 million and $39.2 million during the three months and year ended December 31, 2017, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Consolidated Statements of Operations, were approximately $5.7 million and $19.5 million during the three months and year ended December 31, 2016, respectively.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing to the Company’s dealers. As of December 31, 2017 and 2016, these finance joint ventures had approximately $41.6 million and $41.5 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2017 and 2016 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$44.3	$62.0	$186.4	$160.1
Weighted average number of common shares outstanding	79.6	79.9	79.5	81.4
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.56	$0.78	$2.34	$1.97
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$44.3	$62.0	$186.4	$160.1
Weighted average number of common shares outstanding	79.6	79.9	79.5	81.4
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.9	0.9	0.7	0.3
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	80.5	80.8	80.2	81.7
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.55	$0.77	$2.32	$1.96

7.    SEGMENT REPORTING

Effective January 1, 2017, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Asia/Pacific to North America; South America; Europe/Middle East; and Asia/Pacific/Africa. The Asia/Pacific/Africa reportable segment includes the regions of Africa, Asia, Australia and New Zealand, and the Europe/Africa/Middle East segment no longer includes certain markets in Africa. Effective January 1, 2017, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance.

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2017 and 2016 are as follows:

Three Months Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2017
Net sales	$531.8	$315.9	$1,434.6	$245.1	$2,527.4
Income from operations	12.0	0.7	163.4	25.6	201.7

2016
Net sales	$447.4	$308.1	$1,139.3	$199.2	$2,094.0
(Loss) income from operations	(4.9)	13.6	122.0	11.3	142.0

Years Ended December 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2017
Net sales	$1,876.7	$1,063.5	$4,614.3	$752.0	$8,306.5
Income from operations	64.7	14.5	500.0	48.8	628.0

2016
Net sales	$1,807.7	$917.5	$4,089.7	$595.6	$7,410.5
Income from operations	39.1	19.9	409.4	19.7	488.1

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Segment income from operations	$201.7	$142.0	$628.0	$488.1
Corporate expenses	(34.7)	(29.4)	(120.9)	(119.7)
Stock compensation (expense) credit	(6.5)	1.1	(35.6)	(16.9)
Restructuring expenses	(2.7)	(6.4)	(11.2)	(11.9)
Amortization of intangibles	(15.5)	(15.9)	(57.0)	(51.2)
Consolidated income from operations	$142.3	$91.4	$403.3	$288.4

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, net sales on a constant currency basis and free cash flow, each of which excludes amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2017 and 2016 (in millions, except per share data):

	Three Months Ended December 31,
	2017			2016
	Income From Operations	Net Income (1)	Net Income Per Share (1)	Income From Operations	Net Income (1)	Net Income Per Share (1)
As reported	$142.3	$44.3	$0.55	$91.4	$62.0	$0.77
Restructuring expenses (2)	2.7	2.4	0.03	6.4	5.6	0.07
U.S. tax reform(3)	—	42.0	0.52	—	—	—
As adjusted	$145.0	$88.7	$1.10	$97.8	$67.6	$0.84

(1) Net income and net income per share amounts are after tax.
(2) The restructuring expenses recorded during the three months ended December 31, 2017 and 2016 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, South American and Chinese manufacturing operations and various administrative offices.
(3) During the three months ended December 31, 2017, the Company recorded a one-time charge of approximately $42.0 million resulting from the enactment of U.S. tax reform legislation on December 22, 2017. The charge includes an estimate of approximately $14.3 million related to the transition tax associated with the mandatory deemed repatriation of foreign earnings, with the remainder primarily related to the remeasurement of certain net deferred tax assets using the lower U.S. corporate tax rate, as well as other tax impacts associated with unremitted foreign earnings. The one-time charge related to the enacted tax reform legislation is based on the Company’s current estimates. The final impact of the tax reform legislation may differ materially due to factors such as further refinement of the Company’s calculations, changes in interpretations and assumptions that the Company and its advisors have made, additional guidance that may be issued in the future by the U.S. government, and actions that the Company may take as a result of the legislation.

	Years Ended December 31,
	2017			2016
	Income From Operations	Net Income (1)	Net Income Per Share (1)(2)	Income From Operations	Net Income (1)	Net Income Per Share (1)
As reported	$403.3	$186.4	$2.32	$288.4	$160.1	$1.96
Restructuring expenses (3)	11.2	8.8	0.11	11.9	9.9	0.12
Non-cash expense related to waived stock compensation (4)	4.8	4.8	0.06	—	—	—
Deferred income tax adjustment (5)	—	—	—	—	31.6	0.39
U.S. tax reform(6)	—	42.0	0.52	—	—	—
As adjusted	$419.3	$242.0	$3.02	$300.3	$201.6	$2.47

(1) Net income and net income per share amounts are after tax.
(2) Rounding may impact summation of amounts.
(3) The restructuring expenses recorded during the years ended December 31, 2017 and 2016 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, South American and Chinese manufacturing operations and various administrative offices.
(4) The Company recorded accelerated stock compensation expense associated with a waived award declined by the Company’s CEO of approximately $4.8 million during the three months ended March 31, 2017.
(5) The Company recorded a non-cash adjustment to increase the valuation allowance on the U.S. deferred income tax assets of approximately $31.6 million during the three months ended June 30, 2016.
(6) During the year ended December 31, 2017, the Company recorded a one-time charge of approximately $42.0 million resulting from the enactment of U.S. tax reform legislation on December 22, 2017, as previously described.

The following table sets forth, for the three months and year ended December 31, 2017, the impact to net sales of currency translation and recent acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation		Change due to acquisitions
	2017	2016	% change from 2016	$	%	$	%
North America	$531.8	$447.4	18.9%	$6.6	1.5%	$19.4	4.3%
South America	315.9	308.1	2.5%	(2.1)	(0.7)%	1.6	0.5%
Europe/Middle East	1,434.6	1,139.3	25.9%	106.7	9.4%	16.9	1.5%
Asia/Pacific/Africa	245.1	199.2	23.0%	12.4	6.2%	9.1	4.6%
	$2,527.4	$2,094.0	20.7%	$123.6	5.9%	$47.0	2.2%

	Years Ended December 31,			Change due to currency translation		Change due to acquisitions
	2017	2016	% change from 2016	$	%	$	%
North America	$1,876.7	$1,807.7	3.8%	$4.7	0.3%	$38.8	2.1%
South America	1,063.5	917.5	15.9%	41.3	4.5%	4.1	0.4%
Europe/Middle East	4,614.3	4,089.7	12.8%	57.6	1.4%	110.6	2.7%
Asia/Pacific/Africa	752.0	595.6	26.3%	13.9	2.3%	24.1	4.0%
	$8,306.5	$7,410.5	12.1%	$117.5	1.6%	$177.6	2.4%

The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2017 and 2016 (in millions):

	2017	2016
Net cash provided by operating activities	$577.6	$369.5
Less:
Capital expenditures	(203.9)	(201.0)
Free cash flow	$373.7	$168.5